DISTRIBUTION PLAN
                                       OF
                          LEGG MASON INCOME TRUST, INC.
                                       FOR
                LEGG MASON U.S. GOVERNMENT MONEY MARKET PORTFOLIO

         WHEREAS, Legg Mason Income Trust, Inc. (the "Corporation") is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, the Corporation's shares of common stock, par value $.001 per share, are currently divided into three separate series ("Series");

         WHEREAS, the Corporation, on behalf of one of its three portfolios, the Legg Mason U.S. Government Money Market Portfolio (the "Fund"), desires to adopt a distribution Plan pursuant to Rule 12b-1 under the 1940 Act and the Board of Directors of the Corporation has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and its shareholders; and

         WHEREAS, the Corporation intends to enter into an agreement, on behalf of the Fund, whereby Legg Mason Wood Walker, Incorporated ("Legg Mason") will serve as underwriter of the Fund's shares (the "Underwriting Agreement");

         NOW, THEREFORE, the Corporation, on behalf of the Fund, hereby adopts this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

         1. The Board of Directors of the Corporation is hereby authorized, at its sole discretion, to authorize the Corporation to pay to Legg Mason, on behalf of the Fund, for distribution services, a fee not to exceed an annual rate of .20% of the Fund's average daily net assets. Upon said authorization by the Board of Directors, such fee is to be calculated daily and paid monthly. Activities for which such payments may be made include, but are not limited to, compensation to persons who engage in or support distribution of shares and who provide shareholder services, printing of prospectuses and reports for persons other than existing shareholders, advertising, preparation and distribution of sales literature, overhead, travel and telephone expenses.

         2. This Plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act.

         3. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Corporation and (b) those directors of the Corporation who are not "interested persons" of the Corporation, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

         4. This Plan shall continue in effect for successive periods of one year from the date of its execution so long as such continuance is specifically approved at least annually by the Board of Directors, including the Rule 12b-1 Directors, in the manner provided for initial approval of this Plan in Paragraph 3 hereof.

         5. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Corporation's Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         6. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act.

         7. This Plan may not be amended to increase materially the amount of distribution expenses authorized hereby unless such amendment is approved by the Fund's shareholders in the manner provided for initial approval of the Plan in Paragraph 2 hereof, and no material amendment to the Plan shall be made unless such amendment is approved by the Board of Directors, and by the Rule 12b-1 Directors, in the manner provided for initial approval of the Plan in paragraph 3 hereof.

         8. While this Plan is in effect, the selection and nomination of directors who are not interested persons, as defined in the 1940 Act, of the Fund shall be committed to the discretion of the directors who are themselves not interested persons.

         9. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

         IN WITNESS WHEREOF, the Corporation has executed this Distribution Plan on behalf of the Fund as of the day and year set forth below:


Date: November 1, 1988                 LEGG MASON INCOME TRUST, INC.
      ----------------



Attest:                                By:    /s/Edmund J.  Cashman, Jr.
                                          ----------------------------------

By:   /s/Barbara W.  Diehl
   --------------------------------
         Barbara W.  Diehl
         Assistant Secretary

Agreed and assented to by

LEGG MASON WOOD WALKER, INCORPORATED



By:/s/ John F.  Curley, Jr.

                                     - 3 -